FIRST CITIZENS COMMUNITY BANK

Long Term Deferred Incentive Plan

The First Citizens Community Bank Deferred Incentive Plan (the "Plan") is hereby adopted by First Citizens Community Bank (the “Bank”), effective on January 1, 2018

The purpose of the Plan is to recognize the value certain employees bring to the Bank as well as the anticipated continued invaluable contribution to the general welfare of the Bank, and to reward these employees for such contribution.

The Plan, and all incentive amounts distributed thereunder, are designed and intended to meet the requirements of Section 1.409A-1(b)(4) of the U.S. Treasury Department Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), governing “short-term deferrals” so that no incentive amount distributed under the Plan is determined to provide, or treated as providing, for a deferral of compensation under Code Section 409A.  To the extent the Plan, or any incentive amount thereunder, ultimately is determined to provide, or treated as providing, for the deferral of compensation under Code Section 409A, the Bank reserves the right to take such action as the Bank deems necessary or desirable to ensure compliance with Code Section 409A and the regulations thereunder.

Definitions

“Administrator” shall mean such person or group as determined by Management of the Bank to oversee and make decisions relative to the Plan.

“Change in Control” shall mean the event whereby (i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Employer, a wholly-owned subsidiary thereof, or any employee benefit plan of the Employer or any of its subsidiaries becomes the beneficial owner of Employer securities having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Employer that may be cast for the election of directors of the Employer (other than as a result of the issuance of securities initiated by the Employer in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all Employer’s securities entitled to vote generally in the election of directors of the Employer immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Employer or any successor corporation or entity entitled to vote generally in the election of the directors of Employer or such other corporation or entity after such transactions.

“For Cause” shall mean a material violation by the employee of any applicable law or regulation respecting the business of the Bank or the Bank; the employee’s gross negligence or gross neglect of duties or intentional and material failure to perform the assigned duties of his position; disloyalty or dishonesty by the employee in the performance of his duties, or a breach of the employee’s fiduciary duties for personal profit; or conviction of the employee for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude.

“Deferred Incentive Account” shall mean an account established with respect to the Participant to which Bank awards may be credited solely for recordkeeping purposes.  The Participant's Deferred Incentive Account will be credited with the contributions made to the Account, credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and charged with benefit distributions from the Deferred Incentive Account.

“Incentive Award” shall mean the award as granted by Management of the Bank that is applied to the Participant’s Deferred Incentive Account.

“Participant” shall mean an employee of the Bank who is eligible to be in the Plan and receive Incentive Awards as determined by Management.

“Vesting Period” shall mean the period during which each Incentive Award remains at risk of forfeiture.  A Vesting Period shall apply to each Incentive Award equal to five (5) years from the date of grant, such that no portion of an Incentive Award shall vest prior to the end of the Vesting Period.

Eligibility and Participation

Annually, Management will determine eligibility for any and all Participants.  Eligibility under the Plan for one year does not guarantee eligibility in subsequent years.  Also, eligibility does not represent a commitment or guarantee that the Participant will receive a payment under the Plan. Furthermore, the decision to pay any incentive amount under the Plan remains in the full discretion of Management of the Bank.  In any case, the Participant must remain an active employee in good standing on the date that amounts are paid to receive any payment under the Plan.  The initial list of Participants is shown in Exhibit A, attached hereto, which shall be updated and approved annually by Management.

Incentive Awards, Valuation and Distribution

On an annual basis, the Bank may make a contribution to the Participant’s Deferred Incentive Account.  The amount of the contribution will be credited to the Participant’s Deferred Incentive Account and shall constitute a general, unsecured liability of the Bank.

At the end of the Vesting Period of each Incentive Award, the amount of the Incentive Award plus any interest credited will be distributed to the Participant within two and one-half months of the end of the Vesting Period.  Notwithstanding the foregoing, all unvested amounts in the Deferred Incentive Account shall become fully vested in the event of a Change in Control of the Bank, as defined in this Plan, or the death of the Participant.  The Participant shall have the right to designate or change the designation of a Beneficiary to receive any benefits payable under this Plan upon the death of the Participant by submitting to the Bank a beneficiary designation on an approved form.

Incentive Payment Qualifications and Forfeiture

In order to receive any payment under the Plan, the Participant must remain an active employee in good standing on the date that the vested portion of the Deferred Incentive Account is paid to such Participant.  If, before an incentive payment date, the Participant’s employment is terminated, whether voluntary or involuntary, the Participant will not be eligible to receive subsequent payments under the Plan, any unvested incentive amounts will be forfeited by the Participant, and the Participant’s eligibility to participate in the Plan will terminate.

If the Participant is terminated for Cause, as defined herein, any incentive amounts yet to be distributed will be forfeited and the Participant will not be eligible for subsequent payments or participation under the Plan.  In addition, if the Bank is placed under regulatory action by regulators, any incentive amounts yet to be distributed will be forfeited and this Plan will terminate.

Plan Administration

The Bank and/or Administrator may amend, suspend or terminate the Plan at any time and in any manner subject to the Plan Terminations and Amendments section contained herein. The Administrator shall have the authority to interpret the Plan, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, applicant or beneficiary, in accordance with the Plan.  All determinations, interpretations, rules and decisions of the Bank and/or Administrator shall be final, conclusive and binding upon any and all persons claiming to have any interest or right under the Plan.

Recoupment of Deferred Incentive Award

If Management determines that the Participant has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Bank’s financial results, Management will review all Deferred Incentive Awards awarded to or earned by that Participant on the basis of performance during fiscal periods materially affected by the restatement.  If, in Management’s view, the Deferred Incentive Award would have been lower if it had been based on the restated results, Management will, to the extent permitted by applicable law, recoup from that Participant’s Deferred Incentive Account any portion of such Award as it deems appropriate after a review of all relevant facts and circumstances. Generally, this review would include consideration of (i) Management’s view of what Deferred Incentive Awards would have been awarded to or earned by the Participant had the financial statements been properly reported; (ii) the nature of the events that led to the restatement; (iii) the conduct of the Participant in connection with the events that led to the restatement; (iv) whether the assertion of a claim against the Participant could prejudice the Bank’s overall interests and whether other penalties or punishments are being imposed on the Participant, including by third parties such as regulators or other authorities; and (v) any other facts and circumstances that Management deems relevant.

Plan Termination and Amendments

The Plan may be terminated or amended by the Bank at any time and in any manner.  However, no such amendment, modification or termination shall be detrimental to a Participant without the consent of such participant.  A Plan termination followed by full settlement of all Deferred Incentive Accounts which are vested or unvested as of the Plan termination date shall not be considered detrimental to a Participant.

Operating Guidelines

Any benefits payable under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.  The Participant may not rely on any verbal or other information outside of this Plan agreement and eligibility for an incentive payment under this Plan does not guarantee eligibility for any future payments or incentive compensation programs.

At Will Employment

Nothing in this Plan agreement shall confer any right to continued employment or service with the Bank for any specific duration or otherwise restrict in any way the rights of the Bank or the Participant to terminate employment at any time, for any reason, with or without cause.

Tax Withholding

The Bank shall withhold from the payments under the Plan all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions, and as a condition precedent to payment under the Plan, all recipients shall make arrangements satisfactory to the Bank for the payment of any personal income or other taxes. All payments hereunder are intended to qualify for the short-term deferral exception under Section 409A of the Internal Revenue Code and, if required to qualify for such exception, shall be made no later than two and one-half months following the end of the taxable year in which an individual becomes legally entitled to, or vested in, a payment hereunder.

Miscellaneous

It is the intention and purpose of the Bank that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA.  The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.  In no event may the Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan or relating hereto. At no time will any such right or interest under the Plan be subject to the claims of the Participant’s creditors or liable to attachment, execution or other legal process.

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The First Citizens Community Bank Deferred Incentive Plan is hereby adopted as of the effective date first noted above.

First Citizens Community Bank:

/s/ Gina Marie Boor
By:  Gina Marie Boor
Title:  Corporate Secretary